Exhibit 10.114

NOTICE AMENDMENT

Contract Amendments Required by

SB 260, AB 1455, AB 2907 and AB 1286

This Notice Amendment supplements, amends, and is made a part of the agreement (“Agreement”) presently in force between PacifiCare of California (“PacifiCare”) and Professional Care Montebello (“Medical Group”).  This Notice Amendment applies to PacifiCare’s commercial Managed Care Plans and is issued by PacifiCare in accordance with the provisions of the Agreement which permit PacifiCare to issue notice amendments as necessary to maintain compliance with changes in law, and this Notice Amendment does not require the consent of Medical Group.

Recitals

WHEREAS, the California legislature has enacted Senate Bill 260 (Speier) regarding financial standards and requirements for “risk bearing organizations” that enter into “risk arrangements” with health care service plans, the requirements of which are set forth at Section 1375.4 of the California Health and Safety Code; and

WHEREAS, as a result of the passage of SB 260 and the adoption of Section 1375.4, PacifiCare is required to conform with the financial reporting requirements established by the California Department of Managed Health Care that pertain to health care service plans and risk bearing organizations, which requirements are set forth at Title 28 of the California Code of Regulations, Sections 1300.75.4 through 1300.75.4.6; and

WHEREAS, the California legislature has enacted Assembly Bill 1455 (Scott) regarding claims settlement practices and dispute resolution mechanisms for health care service plans, the requirements of which amend and supplement the Knox-Keene Health Care Service Act of 1975; and

WHEREAS, as a result of the passage of AB 1455, PacifiCare is required to conform with the requirements established by the Department of Managed Health Care regarding claims resolution practices and dispute resolution mechanisms, which requirements are set forth at Title 28 of the California Code of Regulations, Sections 1300.71 and 1300.71.38; and

WHEREAS, the California legislature has enacted Assembly Bill 2907 (Cohn) regarding amendments to contracts between health care providers and health care service plans, which supplement the Knox Knox-Keene Health Care Service Plan Act of 1975 by adding Section 1375.7 to the California Health and Safety Code; and

WHEREAS, the California legislature has enacted Assembly Bill 1286 (Frommer) regarding continuity of care for newly enrolled health plan members affected by certain enumerated medical conditions whose existing providers do not participate in the newly enrolled member’s health plan, and regarding continuity of care for individuals affected by such conditions whose providers are leaving a health plan’s provider network, the provisions of which amend and supplement Section 1373.96 and other sections of the Knox-Keene Health Care Service Plan Act of 1975; and

WHEREAS, the Agreement permits PacifiCare to amend the Agreement in order to maintain compliance with State and Federal Law by giving notice of such amendment to Medical Group;

NOW, THEREFORE, PacifiCare hereby amends the Provider Agreement as follows:

Amendment

Article I

SB 260 REGULATIONS

(FINANCIAL SOLVENCY)

1.                                       Definitions.

1.1                      “IBNR Claims.” The term “IBNR Claims” shall refer to claims for services provided to Members which are the financial responsibility of Medical Group, and which have been incurred, but which have not been reported to Medical Group.

1.2                      “GAAP.” The term “GAAP” shall mean generally accepted accounting principles, consistently applied.

2.                                       Obligations of Health Plan.

2.1                                 Monthly Membership Reports. Notwithstanding any different provisions of the Agreement, PacifiCare shall provide the following information to Medical Group on a monthly basis for Members assigned to Medical Group within ten (10) calendar days following the start of each month:

(a)                                  Membership information containing the following elements:

(i)                                     Member identification number;

(ii)                                  Name;

(iii)                               Birth Date;

(iv)                              Gender;

(v)                                 Address (including zip code);

(vi)                              Managed Care Plan selected;

(vii)                           Employer group identification;

(viii)                        Identity of other third party coverage, if known;

(ix)                                Enrollment/disenrollment dates;

(x)                                   Medical group/IPA number;

(xi)                                Provider effective date;

(xii)                             Type of change to coverage;

(xiii)                          Co-payment;

(xiv)                         Deductible;

(XV)                       Amount of capitation to be paid per enrollee per month;

(xvi)                         Primary care physicians, when selection is required by plan; and

(b)                                 The following additional information:

(i)                                     Member additions and terminations for the month (including: Member name, Member identification number);

(ii)                                  Number of additional Members under each Managed Care Plan;

(iii)                               Number of deleted Members under each Managed Care Plan;

(c)                                  PacifiCare shall submit all the information enumerated at Sections 2.1 (a) and (b) to Medical Group electronically unless both PacifiCare and Medical Group agree in writing that written reports may be submitted instead.

(d)                                 If the information from Sections 2.1(a) and (b) are provided in more than one report, all such reports shall be processed as of the same date.

(e)                                  Within forty-five (45) calendar days of the close of each calendar quarter, PacifiCare shall disclose to Medical Group through electronic transmission, or in writing if agreed by both PacifiCare and Medical Group, a reconciliation of any variances between the reports for information listed in Sections 2.1 (a) and (b).

2.2                                 Quarterly Risk-Sharing Reports. PacifiCare shall provide to Medical Group on a quarterly basis, within forty-five (45) days of the close of each calendar quarter, a quarterly risk-sharing report.  The risk sharing report shall contain a detailed description of each and every amount (including expenses and income) that is sufficient to allow verification of amounts allocated to Medical Group and PacifiCare under the Agreement.  Where applicable, the following information, at minimum, shall be provided in the quarterly risk-sharing report:

(a)                                  Total number of Member months;

(b)                                 Total budget allocation for the Member months;

(c)                                  Total expenses paid during the period;

(d)                                 A description of each and every amount of expense allocated to the PacifiCare and to Medical Group by Member identification number, date of service, description of service by claim codes, net payment, and date of payment.

2.3                                 Annual Statement. PacifiCare shall provide Medical Group with a preliminary payment report no later than one hundred fifty (150) days following the end of the contract year consistent with the requirements of Section 2.2 and provide payment, if any is due, to Medical Group no later than one hundred eighty (180) days after the close of the contract year or the Agreement’s termination date, whichever occurs first.

2.4                                 Annual Disclosures. On the Agreement anniversary date, PacifiCare shall disclose to Medical Group the following information for each and every type of risk arrangement (traditional commercial, point of service, small group, and individual plans), other than the Secure Horizons Health Plan, which may be covered by the Agreement:

(a)                                  A matrix of responsibility for medical expenses (physician, institutional, ancillary, and pharmacy) which will be allocated to Medical Group, a facility or PacifiCare under the Agreement;

(b)                                 Expected/projected utilization rates and unit costs for each major expense service group (inpatient, outpatient, primary care physician, specialist, pharmacy, home health, durable medical equipment, ambulance, and other), as well as the source of the data and the actuarial methods employed in determining the utilization rates and unit costs by benefit plan type.

(c)                                  All factors used to adjust payments or risk-sharing targets, including but not limited to the following: age, sex, localized geographic area, family size, experience rated, and benefit plan design, including copayment/deductible levels;

(d)                                 The amount of payment for each and every service to be provided under the contract, including any fee schedules or other factors or units used in determining the fees for each and every service.  To the extent that reimbursement is made pursuant to a specified fee schedule, the Agreement shall incorporate the fee schedule by reference, and shall further specify the Medicare RBRVS year if RBRVS is the methodology used for the fee schedule development.  For any proprietary fee schedule, the Agreement shall include sufficient detail that payment amounts related to that fee schedule can be accurately predicted.

(e)                                  In the case of Capitated Payment, PacifiCare shall disclose the amount to be paid per Member per month and shall provide details sufficient to allow Medical Group to verify the accuracy and appropriateness of any deductions from Capitation Payments.

Article II

AB 1455 REGULATIONS
(CLAIMS PAYMENT and PROVIDER DISPUTES)

3.                                       Claims Adjudication. In processing claims, Medical Group shall accept and adjudicate claims for health care service provided to PacifiCare Members in accordance with the provisions of Sections 1371, 1371.1, 1371.2, 1371.22, 1371.35, 1371.36, 1371.37, 1371.38, 1371.4, and 1371.8 of the California Health and Safety Code and Sections 1300.71, 1300.71.38, 1300.71.4, and 1300.77.4 of Title 28 of the California Code of Regulations.

4.                                       Quarterly Performance Report. Medical Group shall submit a quarterly performance report to PacifiCare within thirty (30) days of the close of each calendar quarter, and during the term of this Agreement.  Such report shall, at minimum, meet the following requirements:

4.1                                 The report shall disclose the percentage of claims paid timely and accurately by Medical Group consistent with Sections 1371, 1371.1, 1371.2, 1371.22, 1371.35, 1371.36, 1371.37, 1371.4, and 1371.8 of the California Health and Safety Code and Sections 1300.71, 1300.71.38, 1300.71.4 and 1300.77.4 of Title 28 of the California Code of Regulations.

4.2                                 The report shall include a tabulated record of each dispute received by Medical Group from a provider, categorized by date of receipt, and shall include the identification of each provider, describe the type of dispute, disposition of each dispute, and state the number of working days for resolution of each such dispute.  Each individual dispute contained in a provider’s bundled notice of dispute shall be reported separately.

4.3                                 The report shall be signed by, and include the written verification of, a principal officer of the Medical Group, as defined in Section 1300.45(o) of Title 28 of the California Code of Regulations.  Such verification shall state that the report is true and correct to the best knowledge and belief of such principal officer.

5.                                       Provider Dispute Resolution Mechanism.

5.1                                 Provider Dispute Resolution Mechanisms. Medical Group shall establish and maintain a fair, fast, and cost-effective dispute resolution mechanism to process and resolve provider disputes in accordance with the provisions of Sections 1371, 1371.1, 1371.2, 1371.22, 1371.35, 1371.36, 1371.37, 1371.4, and 1371.8 of the California Health and Safety Code and Sections 1300.71, 1300.71.38, 1300.71.4, and 1300.77.4 of Title 28 of the California Code of Regulations.  PacifiCare may assume responsibility for the administration of Medical Group’s dispute resolution mechanism and for the timely resolution of provider disputes in the event Medical Group fails to timely resolve its provider disputes, including the issuance of a written decision.

5.2                                 Access to Information. Medical Group shall make available to PacifiCare and to the Department of Managed Health Care all records, notes, and documents regarding Medical Group’s dispute resolution mechanism(s) and the resolution of all disputes received from providers.

5.3                                 Disputes Relating to Medical Necessity and Utilization Review. In the event that a provider disagrees with the resolution of any dispute between such provider and Medical Group which relates to medical necessity or utilization review, such Medical Group shall have an unconditional right of appeal for such claim to PacifiCare’s dispute resolution process for a de novo review and resolution for a period of sixty (60) working days from Medical Group’s date of determination, as defined at Section 1300.71 (a) of Title 28 of the California Code of Regulations, pursuant to the provisions of Section 1300.71.38(a)(4) of Title 28 of the California Code of Regulations.

6.                                       Waiver Prohibited. Medical Group shall not require or permit a contracted provider to waive any right conferred upon such provider or any obligation imposed on PacifiCare by Sections 1371, 1371.1, 1371.2, 1371.22, 1371.35, 1371.36, 1371.37, 1371.4, and 1371.8 of the California Health and Safety Code and Sections 1300.71, 1300.71,38, 1300.71.4, and 1300.77.4 of Title 28 of the California Code of Regulations relating to claims processing or payment.  Any contractual provision or other agreement purporting to constitute, create or result in such a waiver shall be null and void.

Article III

AB 2907

(PROVIDER’S BILL OF RIGHTS)

7.                                       Amendments or Modifications to Agreement. Except as otherwise provided in this Article III, all amendments or modifications to the Agreement shall be effective only upon mutual written agreement of the parties.

8.                                       Amendments to Provider Manual. PacifiCare may by notice amend or change any or all provisions of the Provider Manual by providing forty-five (45) business days’ prior written notice to Medical Group unless the amendment is material and is not made in order to comply with a change in State or Federal Law or Accreditation Standard, in which case the provisions of Section 11 of this Amendment, below, shall apply.  Any notice amendment pursuant to the terms of this Section shall be binding upon Medical Group at the end of the forty-five (45) business day period.

9.                                       Amendments to Agreement to Comply with State and Federal Law. PacifiCare may amend this Agreement by providing thirty (30) calendar days’ prior written notice to Medical Group in order to maintain compliance with State and Federal Law.  Such amendment shall be binding upon Medical Group at the end of the thirty (30) calendar day period and shall not require the consent of Medical Group.

10.                                 Amendments to Managed Care Plans. PacifiCare may by notice amend or change any or all provisions of the Managed Care Plans by providing forty-five (45) business days’ prior written notice to Medical Group unless the amendment is material or it impacts Medical Group and is not made in order to comply with a change in State or Federal Law or Accreditation Standard, in which case the provisions of Section 11 of this Amendment, below.  Any notice amendment pursuant to the terms of this Section shall be binding upon Medical Group at the end of the forty-five (45) business day period and shall not require the consent of Medical Group.

11.                                 Material Changes. Medical Group and PacifiCare shall seek to agree to amendments to the Agreement which satisfactorily address material changes proposed by PacifiCare which are not permitted to be made by a notice amendment pursuant to the terms of the Agreement or this Amendment or applicable State and Federal Law.  In such event, the applicable amendment shall not be effective until the parties amend the Agreement through a written amendment signed by both parties.  For the purposes of this Section “material” shall have the meaning set forth in California Health and Safety Code Section 1375.7(f)(2), which at the time of execution of this Agreement, states that “material” shall mean a change to which a reasonable person would attach importance in determining action to be taken upon such provision.

In the event PacifiCare has provided Medical Group with notice of an amendment pursuant to Sections 8 or 10 of this Amendment, above, and such amendment is material and the parties are not able to reach a mutual agreement on the terms of the amendment.  Medical Group retains its rights to terminate the Agreement pursuant to California Health and Safety Code Section 1375.7(b).  If Medical Group desires to exercise its right to terminate the Agreement pursuant to California Health and Safety Code Section 1375.7(b), Medical Group agrees to provide PacifiCare with written notice of its intent to terminate the Agreement not less than five (5) business days prior to the expiration of the forty-five (45) business day notice period provided at Sections 8 and 10 and Medical Group agrees that PacifiCare may withdraw its notice amendment on or before the expiration of the forty-five (45) business day notice period thereby canceling Medical Group’s termination right.

Article IV

AB 1286

(CONTINUING CARE)

1.2                                 Definitions.

12.1                           ‘‘Acute Condition” means a medical condition that involves a sudden onset of symptoms due to an illness, injury, or other medical problem that requires prompt medical attention and that has a limited duration.

12.2                           ‘‘Newborn Child” means a newborn child between birth and age thirty-six (36) months.

12.3                           “New Member” means a Member who has become newly enrolled with PacifiCare and has been assigned to Medical Group.

12.4                           “Nonparticipating Provider” means, with respect to a New Member, a licentiate, as defined in Section 805 of the California Business and Professions Code, which is not employed by or contracted with Medical Group for the provision of Covered Services to Members, but who, at the time such New Member’s coverage with PacifiCare became effective, was providing Covered Services for one of the Special Circumstances.

12.5                           “Pregnancy” means the three trimesters of pregnancy and the immediate postpartum period, “Pregnant” shall refer to the state of Pregnancy.

12.6                           “Serious Chronic Condition” refers to a medical condition due to a disease, illness, or other medical problem or medical disorder that is serious in nature and that persists without full cure or worsens over an extended period of time or requires ongoing treatment to maintain remission or prevent deterioration.

12.7                           “Special Circumstances” refers to an Acute Condition, Serious Chronic Condition, Pregnancy, Terminal Illness, Newborn Care, or Surgery/Other Procedure.

12.8                           “Surgery/Other Procedure” refers to a surgical or other procedure that is authorized by PacifiCare as part of a documented course of treatment which has been recommended and documented by a “provider,” as defined at Section 1345(i) of the California Health and Safety Code, to occur within one hundred eighty (180) days of the termination, nonrenewal or expiration of the Agreement between PacifiCare and Medical Group or an agreement between Medical Group and one of its Participating Providers or (in the case of a New Member) within one hundred eighty (180) days of the effective date of coverage for such New Member.

12.9                           “Terminal Illness” refers to an incurable or irreversible condition that has a high probability or causing death within one (1) year or less, “Terminally Ill” refers to the state of Terminal Illness.

12.10                     “Termination” shall mean (i) the termination, expiration, or nonrenewal, or any circumstance which results in the termination, expiration, or nonrenewal, of any arrangement by which a Participating Provider provides Covered Services to Members, or (ii) the termination, expiration, or nonrenewal, or any circumstance which results in the termination, expiration, or nonrenewal, of the Agreement.

13.                                 General Continuing Care Obligations of Provider. The provisions of this Article IV shall amend only Medical Group’s obligations to continue to provide Covered Services to Members in Special Circumstances.  The provisions of this Article IV shall not modify Medical Group’s general obligations to continue to provide Covered Services to Members, except as necessary to modify Medical Group’s obligations to provide Covered Services to Members in Special Circumstances.  Notwithstanding the generality of the foregoing, all provisions of the Agreement pertaining to (i) Medical Group’s general continuing care obligations, (ii) Medical Group’s obligations to provide continuing care in the event PacifiCare ceases operating or the Agreement is terminated for nonpayment, (iii) the survival of all provisions of the Agreement pertaining to Medical Group’s continuing care obligations, and (iv) Medical Group’s obligation to provide services to Members transferred to Medical Group from a terminated PacifiCare provider shall remain in full force and effect without modification, except as necessary to modify Medical Group’s obligations to provide Covered Services in Special Circumstances as set forth in this Amendment.

14.                            Special Circumstances Continuing Care Obligations.

14.1                           Termination of Participating Provider. Following the Termination of any Participating Provider, Medical Group shall, at the request of the applicable Member and in accordance with PacifiCare’s policies and procedures, assure that such Participating Provider shall provide Covered Services in Special Circumstances as required by this Article IV.

14.2                           Termination of the Agreement. Following the Termination of the Agreement, Medical Group shall, at the request of the applicable Member and in accordance with PacifiCare’s policies and procedures, assure that all of its Participating Providers shall provide Covered Services in Special Circumstances to Members as required by this Article IV.

14.3                           New Members. Following the enrollment of a New Member into a PacifiCare health plan, Medical Group shall, at the request of such New Member and in accordance with PacifiCare’s policies and procedures, assure that the applicable Nonparticipating Provider shall provide Covered Services in Special Circumstances to New Members as required by this Article IV.

14.4                           Exceptions.

(a)                                  Terminated Participating Providers. Medical Group is not obligated to arrange for its terminated Participating Providers to provide Covered Services in Special Circumstances to Members if the terminated Participating Provider (i) was terminated for a medical disciplinary cause or reason, as defined in paragraph (6) of subdivision (a) of Section 805 of the California Business and Professions Code, or (ii) was terminated for fraud or other criminal activity, (iii) does not agree to comply, or does not comply, with the same contractual terms and conditions that were imposed upon such Participating Provider prior to termination, including, but not limited to, credentialing, hospital privileging, utilization review, peer review, and quality assurance requirements, or (iv) has not agreed in advance to compensation terms for the provision of Covered Services in Special Circumstances to Members, or does not otherwise accept payment rates for such services, at rates (and methods of payment) similar to those used by Medical Group for currently contracting providers providing similar services who are not capitated and who are practicing in the same or similar geographic area as the terminated Participating Provider.

(b)                                 Nonparticipating Providers. Medical Group is not obligated to arrange for Nonparticipating Providers to provide Covered Services in Special Circumstances to New Members if the Nonparticipating Provider (i) fails to agree in writing to be subject to the same contractual terms and conditions that are imposed upon Medical Group’s currently contracted participating providers providing similar services who are not capitated and who are practicing in the same or a similar geographic region as the Nonparticipating Provider, including, but not limited to, credentialing, hospital privileging, utilization review, peer review, and quality assurance requirements, or (ii) has not agreed in advance to compensation terms for the provision of Covered Services in Special Circumstances to New Members, or does not otherwise accept payment rates for such services, at rates (and methods of payment) similar to those used by Medical Group for currently contracting providers providing similar services who are not capitated and who are practicing in the same or a similar geographic area as the Nonparticipating Provider.

14.5                           Time Periods for the Provision of Covered Services in Special Circumstances.

(a)                                  Acute Condition.

(i)                                     In the case of a Member who has an Acute Condition, the Covered Services in Special Circumstances shall be provided to the Member by Medical Group (in the event of Termination of the Agreement), or by the terminated Participating Provider (in the event of Termination of the Participating Provider), as the case may be, for the duration of the Acute Condition.

(ii)                                  In the case of a New Member who has an Acute Condition, Medical Group shall assure that the Covered Services in Special Circumstances shall be provided by the applicable Nonparticipating Provider for the duration of the Acute Condition.

(b)                                 Serious Chronic Condition.

(i)                                     In the case of a Member who has a Serious Chronic Condition, the Covered Services in Special Circumstances shall be provided to the Member by Medical Group (in the event of Termination of the Agreement), or by the terminated Participating Provider (in the event of Termination of the Participating Provider), as the case may be, for a period not to exceed twelve (12) months from the contract Termination date.

(ii)                                  In the case of a New Member who has a Serious Chronic Condition, Medical Group shall assure that the Covered Services in Special Circumstances shall be provided to the New Member by the applicable Nonparticipating Provider for a period not to exceed twelve (12) months from the effective date of such New Member’s coverage with PacifiCare.

(c)                                  Pregnancy.

(i)                                     In the case of a Member who is Pregnant, the Covered Services in Special Circumstances shall be provided to the Member by Medical Group (in the event of Termination of the Agreement), or by the terminated Participating Provider (in the event of Termination of the Participating Provider), as the case may be, for the duration of the Pregnancy.

(ii)                                  In the case of a New Member who is Pregnant, Medical Group shall assure that the Covered Services in Special Circumstances shall be provided to the New Member by the applicable Nonparticipating Provider for the duration of the Pregnancy.

(d)                                 Terminal Illness.

(i)                                     In the case of a Member who is Terminally Ill, the Covered Services in Special Circumstances shall be provided to the Member by Medical Group (in the event of Termination of the Agreement), or by the terminated Participating Provider (in the event of Termination of the Participating Provider), as the case may be, for the duration of the Terminal Illness.

(ii)                                  In the case of a New Member who is Terminally Ill, Medical Group shall assure that the Covered Services in Special Circumstances shall be provided to the New Member by the applicable Nonparticipating Provider for the duration of the Terminal Illness.

(e)                                  Newborn Child.

(i)                                     In the case of a Newborn Child of a Member, the Covered Services in Special Circumstances shall be provided to the Member’s Newborn Child by Medical Group (in the event of Termination of the Agreement), or by the terminated Participating Provider (in the event of Termination of the Participating Provider), as the case may be, for a period not to exceed twelve (12) months from the contract termination date.

(ii)                                  In the case of a Newborn Child of a New Member, Medical Group shall assure that the Covered Services in Special Circumstances shall be provided by the applicable Nonparticipating Provider to the New Member’s Newborn Child for a period not to exceed twelve (12) months from the effective date of such New Member’s coverage with PacifiCare.

(f)                                    Surgery/Other Procedure.

(i)                                     In the case of a Surgery/Other Procedure, the Covered Services in Special Circumstances shall be provided to the Member by Medical Group (in the event of Termination of the Agreement), or by the terminated Participating Provider (in the event of Termination of the Participating Provider), as the case may be.

(ii)                                  In the case of a Surgery/Other Procedure for a New Member, Medical Group shall assure that the Covered Services in Special Circumstances shall be provided to the New Member by the applicable Nonparticipating Provider.

15.                                 Compensation of Participating Providers. Medical Group shall be solely responsible for compensating any terminated Participating Provider or Nonparticipating Provider for the provision of Covered Services in Special Circumstances to Members and New Members as agreed upon in writing between Medical Group and the terminated Participating Provider or at the rate and method of payment used by Medical Group for its contracting providers providing similar services who are not capitated and who are practicing in the same or similar geographic area as the terminated Participating Provider.

16.                                 Notifications Regarding Termination. Medical Group shall provide ninety (90) calendar days’ prior written notice to PacifiCare of the termination of any of its Participating Providers (or such longer time as may be required by the Agreement); provided, however, that if any Participating Provider is terminated with less than ninety (90) calendar days’ notice, then Medical Group shall provide written notice to PacifiCare within five (5) business days of Medical Group becoming aware of such termination. Additionally, Medical Group shall, and Medical Group shall cause the applicable Participating Provider to, identify to ‘PacifiCare, in writing, any Members who (i) are receiving treatment from such Participating Provider for an Acute Condition, Serious Chronic Condition, Pregnancy, or Terminal Illness, (ii) have a Newborn Child, or (iii) have been authorized to receive a Surgery/Other Procedure.

17.                                 Survival. Medical Group agrees that (i) all of the provisions of this Article IV, as well as all provisions of the Agreement which relate to Medical Group’s obligation to provide continuing care to PacifiCare Members (even in the absence of any Special Circumstances), shall survive termination of the Agreement regardless of the cause giving rise to such termination, and (ii) all such provisions shall be construed for the benefit of PacifiCare Members.

Article V

GENERAL PROVISIONS

18.                                 Applicability of Amendment. This Amendment shall not apply to PacifiCare’s Secure Horizons Medicare+Choice Health Plan.

19.                                 Effective Date. This Amendment shall be effective on January 1, 2004.

20.                                 Construction of Terms. Terms used and not otherwise defined in this Amendment shall have the meanings assigned to them in the Agreement.

21.                                 Agreement Remains Effective. Except as expressly modified by the terms of this Amendment, all of the terms and conditions set forth in the Agreement shall remain in full force and effect. No changes to Medical Group’s compensation shall result from this Notice Amendment, nor shall any change in the division of financial responsibility between PacifiCare and Medical Group for Covered Services be deemed to occur by virtue of the issuance of this Notice Amendment.

22.                                 Conflicting Terms. In the event that the terms or conditions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control.

23.                                 Changes in Law. PacifiCare acknowledges that (i) Governor Schwarzeneggar has ordered a review of all administrative regulations adopted, amended, or repealed since January 6, 1999, for the purpose of determining the necessity, authority, clarity, consistency, reference and non-duplication of such regulations, and that (ii) the California Healthcare Association has filed a Petition for Writ of Mandate challenging certain provisions of the regulations adopted by the Department of Managed Health Care at Title 28 of the California Code of Administrative Regulations, Sections 1300.71 and 1300.71.38.  Accordingly, PacifiCare reserves the right to amend any provision(s) of the Agreement or of this Notice Amendment as reasonable in light of these reviews or any other changes in applicable law or regulation.